UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

The E.W. Scripps Company

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811054402

(CUSIP Number)

Bruce W. Sanford, Esq.

Baker & Hostetler LLP

Washington Square, Suite 1100

1050 Connecticut Avenue, NW

Washington, DC 20036-5304

(202) 861-1500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 20, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Virginia S. Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,602
	8	SHARED VOTING POWER 11,783,927
	9	SOLE DISPOSITIVE POWER 593,935
	10	SHARED DISPOSITIVE POWER 1,187,870
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,110,529
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Rebecca Scripps Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,868
	8	SHARED VOTING POWER 11,783,927
	9	SOLE DISPOSITIVE POWER 594,201
	10	SHARED DISPOSITIVE POWER 1,187,870
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,110,795
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Estate of Robert P. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,204
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,187,870
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,783,927
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Edward W. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 690,760
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,225,426
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,821,483
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Corina S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,736
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 594,069
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,459
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Jimmy R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,188,003
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,060
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Mary Ann S. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,188,003
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,051,393
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.3%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Margaret E. Scripps (Klenzing)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,802
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 594,135
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,525
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON William H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,204
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,187,870
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,783,927
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Marilyn J. Scripps (Wade)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 336,602
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 603,935
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,467,325
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Adam R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,204
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,187,870
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,783,927
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON William A. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,188,003
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,060
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Gerald J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,867
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 197,978
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,590
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Charles E. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 654,954
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,189,620
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,785,677
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Eli W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,867
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 197,978
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,590
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Jonathan L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,900
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 198,011
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,623
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Barbara Victoria Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 74,977
	10	SHARED DISPOSITIVE POWER 730,955
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Molly E. McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,809
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 594,142
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,532
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,732
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 32,921
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John Peter Scripps 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 11,546
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 266,771
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Anne M. La Dow Trust under Agreement dated 10/27/2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 39,552
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON La Dow Family Trust under agreement dated 6/29/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 271,237
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO John Peter Scripps under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 22,520
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 22,520
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 22,520
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Douglas A. Evans 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 11,546
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Ellen McRae Scripps 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 11,546
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Victoria S. Evans Trust under agreement dated 5/19/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Peter M. Scripps Trust under agreement dated 11/13/2002
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Wyoming
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Paul K. Scripps Family Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 45,156
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 45,156
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,175,879
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.9%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 40,911
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Thomas S. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Douglas A. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 6,818
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Julia Scripps Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 337,330
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 604,663
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,468,053
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Paul K. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 88,710
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 156,842
	10	SHARED DISPOSITIVE POWER 730,955
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,264,589
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Charles Kyne McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,404
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,188,070
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,127
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Peter R. La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 271,237
	10	SHARED DISPOSITIVE POWER 730,955
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON J. Sebastian Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,504
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,188,170
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,227
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Anne La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,184
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 42,736
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,133,907
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Wendy E. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,602
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 593,935
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,325
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Nackey E. Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 425,635
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 650,718
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,556,358
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Cynthia J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,602
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 593,935
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,325
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Edith L. Tomasko
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,602
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 591,935
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,325
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Mary Peirce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 447,009
	8	SHARED VOTING POWER 12,318,593
	9	SOLE DISPOSITIVE POWER 714,342
	10	SHARED DISPOSITIVE POWER 1,187,870
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,765,602
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Elizabeth A. Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,832
	8	SHARED VOTING POWER 12,318,593
	9	SOLE DISPOSITIVE POWER 594,165
	10	SHARED DISPOSITIVE POWER 1,187,870
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,645,425
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.3%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Eva Scripps Attal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,735
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 594,068
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,458
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON John P. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 23,931
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Eaton M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 692,922
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 960,255
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,823,645
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Megan Scripps Tagliaferri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,668
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 594,001
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,391
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 20.4%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Ellen McRae Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 23,932
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Careen Cardin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Cody Dubuc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 19.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 811054402

EXPLANATORY NOTE

This Amendment No. 4 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on October 26, 1992 and amended by Amendment No. 1 dated October 22, 1993, Amendment No. 2 dated January 24, 2013 and Amendment No. 3 dated March 18, 2013 (collectively, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”) relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of The E.W. Scripps Company, an Ohio corporation (the “Issuer”).

On March 14, 2013, 23,163,464 of the Common Shares held by The Edward W. Scripps Trust (the “Trust”) were distributed to the residuary beneficiaries of the Trust (the “Trust Beneficiaries”), other than three Trust Beneficiaries who are minors (the “Minors”), and on March 19, 2013, nine Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed. The remaining 593,934 Common Shares held by the Trust were distributed on September 20, 2013 (the “Distribution Date”) to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”). In addition, since the filing of the Original Schedule 13D, the persons filing this Schedule 13D (the “Reporting Persons”) have engaged in transactions in the Common Shares and new parties have been added to the Scripps Family Agreement (as defined below).

This Amendment is being filed to, among other things, (a) add the new parties to the Scripps Family Agreement as Reporting Persons under this Schedule 13D, (b) provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons and (c) indicate that voting provisions established by the order (the “Order”) entered by the Court of Common Pleas, Probate Division, Butler County, Ohio (the “Court”) on January 22, 2013 directing the Trustees (the “Trustees”) of the Trust with respect to the voting of the Common Voting Shares then held by the Trust no longer apply to any Common Voting Shares.

Item 2. Identity and Background.

Appendix A, which is referred to in Item 2 of the Original Schedule 13D, is hereby amended to (a) add the information set forth on Appendix A hereto regarding each new Reporting Person and (b) update the address for Miramar Services, Inc. to 250 Grandview Ave., Suite 400, Ft. Mitchell, Kentucky 41017.

The second paragraph of Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

The Trust terminated on the death of Robert P. Scripps, Jr. on October 18, 2012. An aggregate of 23,163,464 of the Common Shares held by the Trust were distributed to the Trust Beneficiaries (including to two Reporting Persons as co-guardians on behalf of a minor Trust Beneficiary) pursuant to the terms of the Trust for no consideration on March 14, 2013. On March 19, 2013, nine Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed. The remaining 593,934 Common Shares held by the Trust were distributed on the Distribution Date for no consideration to the Minors’ Trusts, of which a Reporting Person was appointed as a trust advisor with respect to the transfer and voting of such Common Shares (the “Minors’ Trust Advisor”).

CUSIP No. 811054402

Item 2 of the Original 13D is hereby amended to add the following:

Each new Reporting Person who is an individual is a citizen of the United States and, during the past five years, none of the new Reporting Persons (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds and Other Consideration.

Item 3 of the Original 13D is hereby amended to add the following:

Each of the new Reporting Persons received the Common Voting Shares beneficially owned by him or her for no consideration as a gift from another Reporting Person. Each of Mary Peirce, Nackey E. Scagliotti and Paul K. Scripps received 4,206 Class A Common Shares on May 15, 2013 as a result of the vesting and settlement of restricted stock units received as compensation for serving as a director of the Issuer.

Item 4. Purpose of Transaction.

Item 4 of the Original Schedule 13D is amended by replacing the third paragraph thereunder with the following:

The Trust terminated on the death of Robert P. Scripps, Jr. on October 18, 2012. An aggregate of 23,163,464 of the Common Shares held by the Trust were distributed to the Trust Beneficiaries (including to two Reporting Persons as co-guardians on behalf of a minor Trust Beneficiary) pursuant to the terms of the Trust for no consideration on March 14, 2013. The remaining Common Shares held by the Trust (other than the nine Class A Common Shares that were sold) were distributed on the Distribution Date for no consideration to the Minors’ Trusts.

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in the transactions in the Common Shares set forth on Appendix C hereto. These transactions include gifts and conversion of restricted stock units upon vesting into Class A Common Shares.

Item 4 of the Original Schedule 13D is amended by replacing the sixth paragraph thereunder with the following:

As of the Distribution Date, the provisions of the Order regarding the voting by the Trustees of the Common Voting Shares held by the Trust during the Winding-up Period ceased to apply to any Common Voting Shares, and the provisions of the Scripps Family Agreement fully govern the transfer and voting of the Common Voting Shares held by the Reporting Persons. None of the Trust Beneficiaries who are minors are parties to the Scripps Family Agreement and they may or may not become parties in the future. The Reporting Person who serves as Minors’ Trust Advisor and the co-guardians for another minor Trust Beneficiary may be deemed to have beneficial ownership of the Common Shares held for these minors, but unless the Minors’ Trusts or the Trust Beneficiary become parties, such Reporting Persons will not be bound by the Scripps Family Agreement with respect to those shares. The matters set forth in Item 6 are incorporated into this Item 4 by reference as if fully set forth herein.

CUSIP No. 811054402

Item 5. Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b) Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of the Distribution Date.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes Common Voting Shares held by the other Reporting Persons. The 534,666 Common Voting Shares held by the co-guardians on behalf of the minor Trust Beneficiary and the 267,333 Common Voting Shares held by the Minors’ Trusts are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

(c) Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or Common Voting Shares in the past 60 days.

(d) Inapplicable.

(e) Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

Order of the Court

As of the Distribution Date, the provisions of the Order regarding the voting of the Common Voting Shares during the Winding-up Period ceased to apply to any Common Voting Shares.

Scripps Family Agreement

General. The Issuer and the Reporting Persons entered into the Scripps Family Agreement dated October 15, 1992 (the “Scripps Family Agreement”) to restrict the transfer and govern the voting of Common Voting Shares that the Reporting Persons may acquire or own after the termination of the Trust.

The provisions restricting transfer and governing voting of Common Voting Shares held by the Reporting Persons became fully effective as of March 14, 2013, the date of the first distribution of Common Shares from the Trust to the Reporting Persons. As of September 20, 2013, the Reporting Persons held (excluding 801,999 Common Voting Shares held for the benefit of minors that are not parties to the Scripps Family Agreement) in the aggregate and had shared voting power with respect to approximately 93.3% of the outstanding Common Voting Shares. The 801,999 Common Voting Shares held for the benefit of minors will not be subject to the Scripps Family Agreement unless the Minors’ Trusts or the minors for whom the shares are held become parties in the future.

CUSIP No. 811054402

The provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert P. Scripps and John P. Scripps alive when the Trust terminated. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a 10-year period after termination of the Trust and may be renewed for additional 10-year periods.

Transfer Restrictions. The Scripps Family Agreement provides that no Reporting Person may dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Reporting Persons and the Issuer the opportunity to purchase such shares. The Reporting Persons cannot convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Reporting Persons and the Issuer the aforesaid opportunity to purchase and except in certain other limited circumstances.

The Reporting Persons are permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. The Reporting Persons are also permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by the Reporting Persons without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Voting Provisions. The Scripps Family Agreement provides that the Issuer will call a meeting of the Reporting Persons prior to each annual or special meeting of the shareholders of the Issuer held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Issuer will submit for decision by the Reporting Persons, each matter, including election of directors, that the Issuer will submit to the holders of its Common Voting Shares at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Reporting Person will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him or her on each matter brought before the Required Meeting. Each Reporting Person will be bound by the decision reached by majority vote with respect to each matter brought before the Required Meeting, and at the related annual or special meeting of the shareholders of the Issuer each Reporting Person will vote his or her Common Voting Shares in accordance with decisions reached at the Required Meeting of the Reporting Persons.

Other Relationships

Three of the Reporting Persons, Mary Peirce, Anne La Dow and Paul K. Scripps, are directors of the Issuer and, as compensation for their Board service, have received options to purchase Class A Common Shares and restricted stock units that will be settled in Class A Common Shares upon vesting. These Reporting Persons may receive annual awards of options or restricted stock units in the future in accordance with the Issuer’s current Board compensation program.

CUSIP No. 811054402

Certain of the Reporting Persons act as trust advisor or co-trustees of trusts that beneficially own Common Shares, or act as co-guardians with respect to Common Shares for the benefit of a minor Trust Beneficiary as is described in more detail on Appendix B.

CUSIP No. 811054402

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez, individually and as co-executor of the Estate of Robert P. Scripps, Jr.	Rebecca Scripps Brickner, individually and as co-executor of the Estate of Robert P. Scripps, Jr.

*	*
Edward W. Scripps, Jr.	Corina S. Granado

*	*
Jimmy R. Scripps	Mary Ann S. Sanchez

*	*
Margaret E. Scripps (Klenzing)	William H. Scripps

*	*
Marilyn J. Scripps (Wade)	Adam R. Scripps

*	*
William A. Scripps	Gerald J. Scripps

*	*
Charles E. Scripps, Jr.	Eli W. Scripps

*	*
Jonathan L. Scripps	Peter M. Scripps

*	*
Barbara Victoria Scripps Evans	Molly E. McCabe

/s/ Bruce W. Sanford	September 20, 2013
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee JOHN P. SCRIPPS TRUST EXEMPT TRUSTUNDER AGREEMENT DATED 2/10/77	Barbara Victoria Scripps Evans, Trustee JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

JOHN PETER SCRIPPS 1983 TRUST	MARITAL TRUST OF THE LA DOW FAMILY TRUST

*	*
Paul K. Scripps, Trustee	Peter R. La Dow, Trustee

ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011	LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004

*	*
Anne La Dow, Trustee	Peter R. La Dow, Trustee

/s/ Bruce W. Sanford	September 20, 2013
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

JOHN P. SCRIPPS TRUST FBO JOHN PETER SCRIPPS UNDER AGREEMENT DATED 12/28/84	JOHN P. SCRIPPS TRUST FBO ELLEN MCRAE SCRIPPS UNDER AGREEMENT DATED 12/28/84

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

JOHN P. SCRIPPS TRUST FBO DOUGLAS A. EVANS UNDER AGREEMENT DATED 12/28/84	DOUGLAS A. EVANS 1983 TRUST

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

ELLEN MCRAE SCRIPPS 1983 TRUST	VICTORIA S. EVANS TRUST UNDER AGREEMENT DATED 5/19/2004

*	*
Paul K. Scripps, Trustee	Barbara Victoria Scripps Evans, Trustee

PETER M. SCRIPPS TRUST UNDER AGREEMENT DATED 11/13/2002	PAUL K. SCRIPPS FAMILY REVOCABLE TRUST

*	*
Peter M. Scripps, Trustee	Paul K. Scripps, Trustee

THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012

*
Barbara Victoria Scripps Evans, Trustee

/s/ Bruce W. Sanford	September 20, 2013
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

*	*
Thomas S. Evans	Douglas A. Evans

*	*
Julia Scripps Heidt	Paul K. Scripps

*	*
Charles Kyne McCabe	Peter R. La Dow

*	*
J. Sebastian Scripps	Anne La Dow

*	*
Wendy E. Scripps	Nackey E. Scagliotti

*	*
Cynthia J. Scripps	Edith L. Tomasko

*	*
Mary Peirce	Elizabeth A. Logan

*	*
Eva Scripps Attal	John P. Scripps

*	*
Eaton M. Scripps	Megan Scripps Tagliaferri

*	*
Ellen McRae Scripps	Careen Cardin

*
Cody Dubuc

/s/ Bruce W. Sanford	September 20, 2013
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

APPENDIX A

The following table sets forth the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each Reporting Person.

Name and Residence or Business Address	If an Individual: Principal Occupation or Employment and Name, Principal Business and Address of Organization in which Employment Conducted	If an Entity: State or Other Place of Organization and Principal Business
Careen Cardin	Private Investor
Miramar Services, Inc.	N/A
250 Grandview Ave., Suite 400
Ft. Mitchell, KY 41017
Cody Dubuc	Private Investor
Miramar Services, Inc.	N/A
250 Grandview Ave., Suite 400
Ft. Mitchell, KY 41017

APPENDIX B

The following table sets forth as of September 20, 2013: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 11,932,722 shares of the Issuer’s Common Voting Shares reported as outstanding as of July 31, 2013 in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 45,066,984 of the Issuer’s Class A Common Shares outstanding as of July 31, 2013, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Adam R. Scripps	534,666	653,204	11,130,723	11,783,927	93.3%	21.0%
Anne La Dow (2)	39,552	3,184	11,130,723	11,133,907	93.3%	19.8%
Anne M. La Dow Trust under Agreement dated 10/27/2011	39,552	0	11,130,723	11,130,723	93.3%	19.8%
Barbara Victoria Scripps Evans (3)	805,932	0	11,130,723	11,130,723	93.3%	19.8%
Careen Cardin	1,000	0	11,130,723	11,130,723	93.3%	19.8%
Charles E. Scripps, Jr.	534,666	654,954	11,130,723	11,785,677	93.3%	21.0%
Charles Kyne McCabe	534,666	653,404	11,130,723	11,784,127	93.3%	21.0%
Cody Dubuc	1,000	0	11,130,723	11,130,723	93.3%	19.8%

CUSIP No. 811054402

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Corina S. Granado	267,333	326,736	11,130,723	11,457,459	93.3%	20.4%
Cynthia J. Scripps	267,333	326,602	11,130,723	11,457,325	93.3%	20.4%
Douglas A. Evans	6,818	0	11,130,723	11,130,723	93.3%	19.8%
Douglas A. Evans 1983 Trust	11,546	0	11,130,723	11,130,723	93.3%	19.8%
Eaton M. Scripps (4)	534,666	692,922	11,130,723	11,823,645	93.3%	21.0%
Edith L. Tomasko	265,333	326,602	11,130,723	11,457,325	93.3%	20.4%
Edward W. Scripps, Jr. (5)	534,666	690,760	11,130,723	11,821,483	93.3%	21.0%
Eli W. Scripps	89,111	108,867	11,130,723	11,239,590	93.3%	20.0%
Elizabeth A. Logan (6)	801,999	980,036	11,665,389	12,645,425	97.8%	22.3%
Ellen McRae Scripps	23,866	66	11,130,723	11,130,789	93.3%	19.8%
Ellen McRae Scripps 1983 Trust	11,546	0	11,130,723	11,130,723	93.3%	19.8%
Estate of Robert P. Scripps, Jr.	534,666	653,204	11,130,723	11,783,927	93.3%	21.0%
Eva Scripps Attal	267,333	326,735	11,130,723	11,457,458	93.3%	20.4%
Gerald J. Scripps	89,111	108,867	11,130,723	11,239,590	93.3%	20.0%
J. Sebastian Scripps (7)	534,666	653,504	11,130,723	11,784,227	93.3%	21.0%
Jimmy R. Scripps	534,666	653,337	11,130,723	11,784,060	93.3%	21.0%
John P. Scripps	23,865	66	11,130,723	11,130,789	93.3%	19.8%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	32,921	0	11,130,723	11,130,723	93.3%	19.8%
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	232,678	0	11,130,723	11,130,723	93.3%	19.8%
John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84	22,520	0	11,130,723	11,130,723	93.3%	19.8%

CUSIP No. 811054402

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84	22,520	0	11,130,723	11,130,723	93.3%	19.8%
John P. Scripps Trust FBO John Peter Scripps under agreement dated 12/28/84	22,520	0	11,130,723	11,130,723	93.3%	19.8%
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	232,678	0	11,130,723	11,130,723	93.3%	19.8%
John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	232,678	0	11,130,723	11,130,723	93.3%	19.8%
John Peter Scripps 1983 Trust	11,546	0	11,130,723	11,130,723	93.3%	19.8%
Jonathan L. Scripps	89,111	108,900	11,130,723	11,239,623	93.3%	20.0%
Julia Scripps Heidt	267,333	337,330	11,130,723	11,468,053	93.3%	20.4%
La Dow Family Trust under agreement dated 6/29/2004 (8)	271,237	0	11,130,723	11,130,723	93.3%	19.8%
Margaret E. Scripps (Klenzing)	267,333	326,802	11,130,723	11,457,525	93.3%	20.4%
Marilyn J. Scripps (Wade)	267,333	336,602	11,130,723	11,467,325	93.3%	20.4%
Mary Ann S. Sanchez (9)	534,666	653,337	11,398,056	12,051,393	95.5%	21.3%
Mary Peirce (10)	801,999	1,100,213	11,665,389	12,765,602	97.8%	22.5%
Megan Scripps Tagliaferri	267,333	326,668	11,130,723	11,457,391	93.3%	20.4%
Molly E. McCabe	267,333	326,809	11,130,723	11,457,532	93.3%	20.4%
Nackey E. Scagliotti (11)	267,333	425,635	11,130,723	11,556,358	93.3%	20.5%
Paul K. Scripps (12)	799,087	133,866	11,130,723	11,264,589	93.3%	20.0%
Peter M. Scripps (13)	0	0	11,130,723	11,130,723	93.3%	19.8%
Peter R. La Dow (14)	1,002,192	0	11,130,723	11,130,723	93.3%	19.8%
Rebecca Scripps Brickner (15)	801,999	980,072	11,130,723	12,110,795	93.3%	21.6%

CUSIP No. 811054402

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)	266,771	0	11,130,723	11,130,723	93.3%	19.8%
Paul K. Scripps Family Revocable Trust	0	45,156	11,130,723	11,175,879	93.3%	19.9%
The Peter M. Scripps Trust under agreement dated 11/13/2002	0	0	11,130,723	11,130,723	93.3%	19.8%
Thomas S. Evans	0	0	11,130,723	11,130,723	93.3%	19.8%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12	40,911	0	11,130,723	11,130,723	93.3%	19.8%
Victoria S. Evans Trust under agreement dated 5/19/2004	0	0	11,130,723	11,130,723	93.3%	19.8%
Virginia S. Vasquez (16)	801,999	979,806	11,130,723	12,110,529	93.3%	21.5%
Wendy E. Scripps	267,333	326,602	11,130,723	11,457,325	93.3%	20.4%
William A. Scripps	534,666	653,337	11,130,723	11,784,060	93.3%	21.0%
William H. Scripps	534,666	653,204	11,130,723	11,783,927	93.3%	21.0%

(1)	Except as otherwise noted, does not include (a) 534,666 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth A. Logan as co-guardians on behalf of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement, or (b) 267,333 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann S. Sanchez, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(2)	Includes shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trust is also listed as a separate Reporting Person above.

CUSIP No. 811054402

(3)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Peter R. La Dow and Paul K. Scripps, and (b)(i) the Douglas A. Evans 1983 Trust, (ii) the John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, (iii) the Victoria S. Evans Trust under agreement dated 5/19/2004, and (iv) the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(4)	Class A Common Shares include 39,718 shares held as trustee of a grantor retained annuity trust.
(5)	Class A Common Shares include currently exercisable options to purchase 37,556 shares.
(6)	Includes 653,204 Class A Common Shares and 534,666 Common Voting Shares held as a co-guardian with Mary Peirce for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-guardian.
(7)	Includes 200 shares held by immediate family members.
(8)	Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust under agreement dated 6/29/2004. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.
(9)	Includes 267,333 Common Voting Shares and 326,601 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(10)	Includes 653,204 Class A Common Shares and 534,666 Common Voting Shares held as a co-guardian with Elizabeth A. Logan for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-guardian. Class A Common Shares also include currently exercisable options to purchase 104,000 shares.
(11)	Class A Common Shares include currently exercisable options to purchase 42,250 shares.
(12)	Class A Common Shares include currently exercisable options to purchase 84,504 shares. Class A Common Shares and Common Voting Shares also include shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. La Dow, and (b)(i) the John Peter Scripps 1983 Trust, (ii) the Ellen McRae Scripps 1983 Trust, (iii) the John P. Scripps FBO Ellen McRae Scripps under agreement dated 12/28/1984, (iv) the John P. Scripps Trust FBO John Peter Scripps under agreement dated 12/28/84, and (v) the Paul K. Scripps Family Revocable Trust, of which the Reporting Person is trustee. Such trusts are also listed as separate Reporting Persons above.
(13)	Reporting Person is the trustee of the Peter M. Scripps Trust under agreement dated 11/13/2002. Such trust is also listed as a separate Reporting Person above.
(14)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. P. K. Scripps, and (b)(i) the Marital Trust of the La Dow Family Trust, and (ii) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.

CUSIP No. 811054402

(15)	Class A Common Shares include 66 shares held by immediate family members. Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Virginia S. Vasquez. The Estate of Robert P. Scripps, Jr. is also listed as a separate Reporting Person above.
(16)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Rebecca Scripps Brickner. The Estate of Robert P. Scripps, Jr. is also listed as a separate Reporting Person above.

APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended September 20, 2013 (or earlier in some cases), including the aggregate number of shares acquired or disposed of, the amount and source of the funds used to acquire such shares (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Mary Peirce	9 Class A Common Shares (disposed)	March 19, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a
Mary Peirce	4,206 Class A Common Shares (acquired)	May 2, 2013	n/a	n/a	settlement of restricted stock units upon vesting	cashless settlement	n/a
Mary Peirce	267,333 Common Voting Shares (disposed)	September 20, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a
Mary Peirce	326,601 Class A Common Shares (disposed)	September 20, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a
Paul K. Scripps	4,206 Class A Common Shares (acquired)	May 2, 2013	n/a	n/a	settlement of restricted stock units upon vesting	cashless settlement	n/a
Nackey E. Scagliotti	9 Class A Common Shares (disposed)	March 19, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a
Nackey E. Scagliotti	4,206 Class A Common Shares (acquired and disposed)	May 2, 2013	$62,586 (received in sale)	$14.88 (sale price)	settlement of restricted stock units upon vesting	cashless settlement	n/a
Nackey E. Scagliotti	267,333 Common Voting Shares (disposed)	September 20, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a

CUSIP No. 811054402

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Nackey E. Scagliotti	326,601 Class A Common Shares (disposed)	September 20, 2013	n/a	n/a	disposition of shares by the Trust	n/a	n/a
Edith L. Tomasko	2,000 Common Voting Shares (disposed)	September 16, 2013	n/a	n/a	gift to children (Careen Cardin and Cody Dubuc)	n/a	n/a
Careen Cardin	1,000 Common Voting Shares (acquired)	September 16, 2013	n/a	n/a	gift from Edith L. Tomasko	n/a	n/a
Cody Dubuc	1,000 Common Voting Shares (acquired)	September 16, 2013	n/a	n/a	gift from Edith L. Tomasko	n/a	n/a
Mary Ann S. Sanchez	326,601 Class A Common Shares (acquired)	September 20, 2013	n/a	n/a	deemed receipt of shares from the Trust as trust advisor for the Minors Trusts	cashless distribution	n/a
Mary Ann S. Sanchez	267,333 Common Voting Shares (acquired)	September 20, 2013	n/a	n/a	deemed receipt of shares from the Trust as trust advisor for the Minors Trusts	cashless distribution	n/a